Exhibit 4.42
GUARANTEE ASSUMPTION AGREEMENT
     GUARANTEE ASSUMPTION AGREEMENT dated as of February 27, 2009 by CONSTELLATION SERVICES LLC, a Delaware limited liability company (the “Additional Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the lenders or other financial institutions or entities party as “Lenders” to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
     Constellation Brands, Inc., a Delaware corporation, the Subsidiary Guarantors referred to therein and the Administrative Agent are parties to a Credit Agreement dated as of June 5, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”).
     Pursuant to Section 6.09(b) of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement, and an “Obligor” for all purposes of the U.S. Pledge Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 3.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Article III of the Credit Agreement. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Credit Agreement, and in Section 2 of the U.S. Pledge Agreement, with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.
     The Additional Subsidiary Guarantor hereby agrees that Annex 1 of the U.S. Pledge Agreement shall be supplemented as provided in Attachment A hereto.
Guarantee Assumption Agreement

     IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

CONSTELLATION SERVICES LLC
By:	/s/ Thomas D. Roberts
	Name:	Thomas D. Roberts
	Title:	Vice President and Assistant Treasurer

Accepted and agreed:
JPMORGAN CHASE BANK, N.A., as
     Administrative Agent

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Vice President

Guarantee Assumption Agreement

ATTACHMENT A
SUPPLEMENT TO ANNEX 1 TO U.S. PLEDGE AGREEMENT

PLEDGED INTERESTS

US ISSUERS

	Certificate
Issuer	No.	Registered Owner	Interest
Constellation Services LLC	1	Constellation Brands, Inc.	100%

Guarantee Assumption Agreement